Exhibit 21.1

SUBSIDIARIES OF SOLITARIO RESOURCES CORPORATION

Solitario's corporate structure is as follows [jurisdiction of incorporation] ownership percentage.

Solitario Resources Corporation [Colorado]

Altoro Gold Corp. [British Columbia, Canada] 100 percent

       Altoro Gold (BVI) Corp. [British Virgin Islands] 100 percent

             Minera Altoro (BVI) Ltd. [British Virgin Islands] 100 percent

             Minera Andes (BVI) Corp. [British Virgin Islands] 100 percent

                   Compania Minera Andes del Sur S.A. [Bolivia] 100 percent

             Minera Altoro Brazil (BVI) Corp. [British Virgin Islands] 100 percent

                   Altoro Mineracao, Ltda. [Brazil] 100 percent

Minera Solitario Peru, S.A. [Peru]. 100 percent

Minera Bongara, S.A. [Peru] 100 percent

Minera Soloco, S.A. [Peru]. 100 percent